UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Nasdaq, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Nasdaq, Inc. (“Nasdaq”) is filing Definitive Additional Materials contained in this Schedule 14A with the United States Securities and Exchange Commission in connection with the solicitation of proxies from its employee shareholders for its Annual Meeting of Shareholders, which meeting is to be held virtually on June 11, 2024 at 8:00 a.m. Eastern Time, at virtualshareholdermeeting.com/NDAQ2024.

On June 4, 2024, the following was posted on Nasdaq’s internal website.

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Meeting Notice: 2024 Annual Meeting of Shareholders

Learn more about our 2024 Annual Meeting of Shareholders, which will take place virtually on June 11, 8 a.m. ET/2.00 p.m. CET.

As a Nasdaq employee—and shareholder—we hope you’ll tune in to our 2024 Annual Meeting of Shareholders on June 11! Hear from Chair & CEO, Adena Friedman, and Lead Independent Director, Mike Splinter, on the company’s latest financial performance as well as the items up for a vote.

Nasdaq’s Annual Shareholder Meeting will take place virtually on Tuesday, June 11 at 8:00 a.m. ET. Join here.

Visit the microsite to learn more and vote!

What is being voted on this year?

The summary of proposals and the Board’s recommendations below are intended to provide a general overview of voting matters and may not contain all the information that is important to you. Please review the entire Proxy Statement, as well as our Form 10-K, prior to voting.

PROPOSAL	RECOMMENDATION

1. Election of Directors

Elect 12 directors to hold office until the 2025 Annual Meeting.

The Nominating & ESG Committee has recommended, and the Board has nominated, 12 directors for election at the Annual Meeting to hold office until the 2025 Annual Meeting. We have built a highly engaged, independent Board with broad and diverse experience that is committed to representing the long-term interests of our shareholders.	FOR EACH OF THE 12 DIRECTOR NOMINEES

2. Advisory Vote to Approve Executive Compensation

Approve, on an advisory (non-binding) basis, the 2023 compensation of the Company’s NEOs.

FOR

Our Board and the Management Compensation Committee are committed to executive compensation programs that align with our strategic priorities, business objectives, and shareholder interests. Compensation decisions are based on Nasdaq’s financial and operational performance and reflect a continued emphasis on variable, at-risk compensation paid over the long-term.

3. Ratification of Appointment of Independent Registered Public Accounting Firm

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

FOR

The Audit & Risk Committee is directly responsible for the annual review, compensation, retention, and oversight of our independent external auditor. The Audit & Risk Committee, and our Board, believe that the continued retention of Ernst & Young LLP is in the best interests of Nasdaq and its shareholders.

4. Shareholder Proposal – “Special Shareholder Meeting Improvement”

A shareholder proposal, if properly presented at the meeting, requesting amendment of the Company’s governing documents to lower the stock ownership threshold to call a special meeting of shareholders.

AGAINST

We currently provide a shareholder-friendly right for shareholders to call a special meeting. The proposed decrease in the percentage of shares required to call a special meeting from the current 15% to 10% is unnecessary and not in the best interests of the Company and our shareholders. Moreover, shareholders voted on a substantially similar shareholder proposal at our 2022 Annual Meeting and decisively voted against the shareholder proposal.

Cast your vote!

If you haven’t already done so, take a minute or two to vote online.

Every vote counts—in more ways than one. To express our appreciation for your participation, Nasdaq will also make a $1 charitable donation to the Resolution Project on behalf of every unique shareholder that votes.

NOTE: Shareholders of record as of April 15, 2024 are eligible to vote. You will need your sixteen-digit control number, which you should have received via email from E*TRADE or other relevant brokerage (around the first week in May).

Tune in on June 11

Access the virtual meeting here at 8 a.m. ET/2.00 p.m. CET. Our entire Board, as well as members of our Management Committee, will also be in attendance. Plus, if you missed the voting window, you have one last chance to do so during the meeting.

Questions?

If you have any questions about the proxy statement, the voting process, or the Annual Shareholder Meeting, please contact [*] or [*].

Thank you and we look forward to your participation!